SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF

THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:	Aetos Capital Opportunities Fund, LLC

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

875 Third Avenue
New York, New York 10022

Telephone Number (including area code): 212-201-2500

Name and Address of Agent for Service of Process:

Harold Schaaff, Esq.

Mailing Address:
875 Third Avenue
New York, New York 10022

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES  ☒            NO  ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York and State of New York on the 11th day of March, 2005.

AETOS CAPITAL OPPORTUNITIES FUND, LLC

By:	/s/James M. Allwin
James M. Allwin

Attest:

/s/ Harold Schaaff
Harold Schaaff

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